Exhibit 99.2

The First Takes Stock A Special Newsletter to Our Stockholders	February 7, 2005

A MESSAGE FROM OUR PRESIDENT & CEO
MICHAEL N. VITTORIO

        We are proud to announce The First National Bank of Long Island is entering its 79th year in serving the Long Island and now the Manhattan communities. 2004 was an exciting year for the Bank and it is my pleasure to report some of our past year’s activities and accomplishments. During the year, the Bank consolidated its positioning in Manhattan after opening three branches in that geography in 2003. In 2005, we are again poised to continue to expand our branch system to more fully deploy our business model throughout the New York Metropolitan area.

        As we expand, we remain committed to the highest level of excellence in “personal” service. We do not feel the large regionals and money center banks have the ability or the inclination to want to personalize their business approach. That’s why we take pride in being a banking institution “Where Everyone Knows Your Name” as we continue to focus on small businesses, lower middle market companies, professionals and service conscious consumers.

        In 2004, the Bank continued to enjoy significant growth with our Consumer Lending Programs. Our Residential Mortgage portfolio increased by 7% to close the year at $150.1 million in outstandings. In conjunction with this, our Home Equity portfolio increased by 14% to close the year at $41.1 million in total outstandings. These increases can be attributed to the still historically low interest rate environment, Long Island’s strong housing market and marketing campaigns executed throughout the year.

        In addition, the Bank continued to experience growth in its Demand Deposit product which remains our most strategic product. From December 2003 to December 2004, average Demand Deposit balances increased by 6%, or $17.4 million. This product category is highly profitable and was a major contributing factor to our overall financial success in 2004.

        We are also gratified to note that based on an analysis of recent data filed with federal banking regulators and other official sources, Weiss Ratings, Inc. has assigned The First National Bank of Long Island one of the highest benchmark ratings by which the Bank is measured in terms of capital adequacy, asset quality, profitability, liquidity and stability. This means in the opinion of this major ratings agency, the Bank offers excellent financial security. Our rating places the Bank on the Weiss Recommended List of Companies, an elite group of 1,947 banks and thrifts representing the top 21.4% of the industry.

        In closing, I would like to thank you, our investors, for your confidence and support. As we enter 2005, I feel the Bank is well positioned to grow, prosper and meet the many challenges that lie ahead. I look forward to hearing from you and meeting you at our upcoming stockholders meeting in April. At that time, we’ll be able to review our performance with you in more detail.

EARNINGS

        This year the Bank had record net income of $12,081,000. The Bank earned $2.90 per share in 2004, an increase of 7%, or 18 cents, over 2003 earnings of $2.72. Earnings for 2004 include a charge of 7 cents per share for net securities losses while 2003 earnings include a credit of 5 cents for net securities gains. In addition, 2003 earnings include an unusually large commercial mortgage prepayment fee that contributed 8 cents to per share earnings. Before securities gains and losses and the large prepayment fee in 2003, earnings per share for 2004 are up 15%, or 38 cents, over 2003 earnings.

        For more detailed financial information, please see Form 8-K filed by the Corporation with respect to its 2004 earnings release and the Corporation’s 2004 Form 10-K. The Form 10-K will be available on or before March 16, 2005 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-K by going to our website at www.fnbli.com and clicking on “About Us”, then clicking on “SEC Filings”, and then clicking on “Corporate SEC Filings.”

STOCK REPURCHASE PLAN

        On December 14, 2004, the Board of Directors of The First of Long Island Corporation approved an additional stock repurchase plan authorizing the Corporation to purchase from time to time in market or private transactions 100,000 shares of the Corporation’s common stock. The stock purchases will be financed through available corporate cash.

CASH DIVIDEND INCREASED 11%

        For the 26th consecutive year, the Corporation increased its cash dividend. This semi-annual dividend is 42 cents per share, which is 17% greater than the dividend declared in June. Total dividends declared in 2004 amounted to 78 cents per share, an increase of 11% over the 70 cents declared in 2003. The latest dividend was paid on January 31, 2005 to shareholders of record as of January 3, 2005. If you have any questions regarding the cash dividend, stock repurchase plan or any stock related matter, please direct your inquiries to Wayne Drake at (516) 671-4900, extension 553.

SENIOR PROMOTIONS

        Effective July 1, 2004, the Bank was pleased to announce the promotions of Mark Curtis, Chief Financial Officer and Cashier; Brian J. Keeney, Executive Trust Officer in the Investment Management Division and Richard Kick, Senior Loan Officer for Consumer and Residential Mortgage Lending, to Executive Vice President. These appointments were in recognition of the valuable contribution these three individuals have made to the financial success of the Bank and the growth of their respective areas of responsibility. Congratulations to Mark, Brian and Richard.

NEW PRODUCT INTRODUCTIONS

        We are happy to announce that the Bank introduced Account Reconciliation and Lock Box products to service the needs of our growing family of business customers. The Account Reconciliation product works to balance high volume checking accounts. The Lock Box arrangement helps a customer turn their receivables into cash more efficiently. We will continue to develop our products and services as we expand and grow throughout the neighborhoods we service.

NEW BRANDING THEME

        In September 2004, The First National Bank of Long Island introduced a new branding theme to customers. Now known as the Bank “Where Everyone Knows Your Name”, our marketing initiative is to communicate in all of our advertising what we have been known for since 1927 - providing customers with personal, quality service.

STOCKWATCH
Symbol: FLIC
$49.00 Per Share
Source: NASDAQ
(Latest Trade as of 1/31/05)

[LOGO] The First of Long Island Corporation
10 Glen Head Road, PO Box 67, Glen Head, NY 11545-0067

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